Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-213139, 333-204349, and 333-181779) and registration statement on Form S-3 (Registration No. 333-210615) of Macquarie Infrastructure Corporation of our reports dated February 20, 2019, with respect to the consolidated balance sheets of Macquarie Infrastructure Corporation as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Macquarie Infrastructure Corporation.

Our report dated February 20, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment. The material weakness impacting fuel revenue at the Atlantic Aviation business related to ineffective assignment of internal control over financial reporting authorities and responsibilities, ineffective process level manual controls, and ineffective ongoing monitoring activities over those controls.

/s/ KPMG LLP

Dallas, Texas
February 20, 2019